 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

▪	Iridize Ltd. 2018 Equity Incentive Plan
▪	Amendment to the Iridize Ltd. 2018 Equity Incentive Plan
▪	goBalto, Inc. (f/k/a Pacbook, Inc.) 2008 Equity Incentive Plan, as amended
▪	Amendment to the goBalto, Inc. 2008 Equity Incentive Plan
▪	DataFox Intelligence, Inc. 2013 Equity Incentive Plan, as amended
▪	Amendment to the DataFox Intelligence, Inc. 2013 Equity Incentive Plan

of our reports dated June 22, 2018, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 19, 2018